Exhibit 99.1

Essential Properties Announces Third Quarter 2018 Results

- Closed Quarterly Investments of $133.1 Million at a 7.7% Wtd. Avg. Cash Cap Rate -

- Introduces 2019 AFFO per Share Guidance Range -

- Same-Store Contractual Cash NOI Grew 2.0% in the Third Quarter -

November 5, 2018

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), today announced operating results for the three and nine months ended September 30, 2018.

Third Quarter 2018 Financial and Operating Highlights

•	Invested $133.1 million in 62 properties at a 7.7% weighted average cash cap rate
•	Increased total revenues to $25.7 million
•	Net income increased to $7.7 million, or $0.12 per share on a fully diluted basis
•	Increased Funds from Operations (“FFO”) to $15.8 million, or $0.25 per share on a fully diluted basis
•	Increased Adjusted Funds from Operations (“AFFO”) to $15.6 million, or $0.25 per share on a fully diluted basis

Year-to-Date 2018 Financial and Operating Highlights

•	Invested $411.7 million in 176 properties at a 7.7% weighted average cash cap rate
•	Increased total revenue to $67.6 million
•	Net income increased to $12.3 million
•	Increased FFO to $33.6 million
•	Increased AFFO to $31.5 million

CEO Comments

Commenting on the third quarter results, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “We are thrilled to report our third quarter results, which is our first full quarter as a public company. Our newer vintage portfolio of granular net lease properties is performing at a high level with same-store contractual cash NOI growing 2.0% in the quarter, occupancy increasing 50 bps to 99.8%, and our sector leading weighted average lease term remaining flat at 14.3 years. By leveraging our long-standing tenant and industry relationships, we invested $133 million into 62 single-tenant properties at 7.7% initial cap rate during the quarter. Looking ahead to next year, we are well positioned from a capital perspective with ~$74 million of cash on hand at quarter-end and low leverage at 4.7x Net Debt to Annualized Adjusted EBITDAre. While we maintain a growing and active investment pipeline, we remain highly selective towards future growth opportunities in today’s environment.”

Financial Results

Total Revenue

Total revenue for the quarter ended September 30, 2018 increased to $25.7 million, as compared to $13.6 million for the same quarter in 2017.

Total revenue for the nine months ended September 30, 2018 increased to $67.6 million, as compared to $37.0 million for the same period in 2017.

Net Income

Net income for the quarter ended September 30, 2018 increased to $7.7 million, as compared to $0.5 million for the same quarter in 2017.

Net income for the nine months ended September 30, 2018 increased to $12.3 million, as compared to $3.2 million for the same period in 2017.

Funds from Operations

FFO for the quarter ended September 30, 2018 increased to $15.8 million, as compared to $4.6 million for the same quarter in 2017.

FFO for the nine months ended September 30, 2018 increased to $33.6 million, as compared to $14.1 million for the same period in 2017.

Adjusted Funds from Operations

AFFO for the quarter ended September 30, 2018 increased to $15.6 million, as compared to $4.7 million for the same quarter in 2017.

AFFO for the nine months ended September 30, 2018 increased to $31.5 million, as compared to $13.6 million for the same period in 2017.

Dividend Information

As previously announced, Essential Properties declared a cash dividend of $0.224 per share of common stock on September 5, 2018. The dividend was comprised of $0.21 per share for the third quarter ended September 30, 2018 and $0.014 for the six days of the second quarter ended June 30, 2018 following the closing of the Company’s initial public offering (“IPO”). The dividend was paid on October 12, 2018 to stockholders of record as of the close of business on September 28, 2018.

Net Investment Activity

Acquisitions

During the quarter ended September 30, 2018, Essential Properties invested $133.1 million in 62 properties in 34 separate transactions at a weighted average cash and GAAP cap rate of 7.7% and 8.6%, respectively. These properties are 100% leased with a weighted average lease term of approximately 16.1 years. As a percentage of cash ABR, 76.7% of the Company’s acquisitions for the three months ended September 30, 2018 came from sale-leaseback transactions, 58.1% were subject to a master lease and 100% are required to provide the Company with financial reporting.

During the nine months ended September 30, 2018, Essential Properties invested $411.7 million in 176 properties in 73 separate transactions at a weighted average cash and GAAP cap rate of 7.7% and 8.6%, respectively. These properties are 100% leased with a weighted average lease term of approximately 16.4 years. As a percentage of cash ABR, 83.8% of the Company’s acquisitions for the nine months ended September 30, 2018 came from sale-leaseback transactions, 67.3% were subject to a master lease and 98.1% are required to provide the Company with financial reporting.

Dispositions

During the three months ended September 30, 2018, Essential Properties sold 21 properties for $19.4 million, with a net gain on sales of $1.5 million. The disposition weighted average cash cap rate on the 16 leased properties sold in the three months ended September 30, 2018 was 6.8%, which excludes the sale of one leasehold property.

During the nine months ended September 30, 2018, Essential Properties sold 37 properties for $40.9 million, with a net gain on sales of $5.1 million. Excluding one property sold pursuant to a tenant purchase option and the sale of one leasehold property, the disposition weighted average cash cap rate on the 28 leased properties sold in the nine months ended September 30, 2018 was 6.9%.

Portfolio Update

Portfolio Highlights

As of September 30, 2018, Essential Properties’ portfolio consisted of 645 freestanding net lease properties, which included 11 properties that secure mortgage notes receivable, with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the portfolio was 99.8% occupied by 153 tenants operating 162 different concepts across 42 states in 15 distinct industries. At third quarter end, 90.6% of the Company’s cash ABR was generated from tenants that operate service-oriented or experience-based businesses, and 67.2% of its cash ABR was derived from properties subject to a master lease.

Leasing Activity

During the nine months ended September 30, 2018, Essential Properties renewed nine leases at a 96.2% recovery rate vs. prior cash rents and signed three new leases without vacancy at a 102.2% recovery rate. In total, the Company recovered 99.3% of prior cash rents from leasing efforts during the first three quarters of 2018, which amounted to 1.9% of its cash ABR as of September 30, 2018.

Capital Markets, Leverage and Balance Sheet and Liquidity

Capital Markets Activity

On July 24, 2018, the Company issued 2,772,191 shares of common stock to the underwriters of its IPO, pursuant to the underwriter’s option to purchase additional shares in the IPO. The Company received approximately $35.8 million in net proceeds from the issuance of these shares, after deducting underwriting discounts and other related expenses.

Leverage

As of September 30, 2018, the Company’s Net Debt to Annualized Adjusted EBITDAre was 4.7x.

Balance Sheet and Liquidity

Essential Properties has a $300 million unsecured credit facility with no amounts outstanding as of November 2, 2018. The credit facility includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million. In addition, the Company had $74.1 million of cash and cash equivalents and restricted cash as of September 30, 2018.

2019 Guidance

The Company currently expects 2019 AFFO per share to be within a range of $1.11 to $1.15. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.50 to $0.54 per share, plus $0.63 to $0.64 per share of expected real estate depreciation and amortization, minus $0.02 to $0.03 per share related to non-cash items.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on November 5, 2018 at 1:00 p.m. EST to discuss the results. To access the conference, dial 877-407-0782. A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling (877)-481-4010 and entering the access code: 38544. The telephone replay will be available through November 19, 2018.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—Third Quarter Ended September 30, 2018 are available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2018, the Company’s portfolio consisted of 645 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 99.8% leased to 153 tenants operating 162 different concepts in 15 distinct industries across 42 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.  Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the

Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

FFO and AFFO

In addition to net income computed in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company also discloses funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both of which are non-GAAP financial measures. The Company believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not include all items of revenue and expense included in net income, nor do they represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash and certain other revenues and expenses such as straight-line rental revenue, non-cash interest expense, non-cash compensation expense, amortization of market lease-related intangibles, amortization of capitalized lease incentives, capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider, because it will help them to better assess the Company’s operating performance without the distortions created by non-cash and certain other revenues or expenses.

FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

EBITDA and EBITDAre

The Company calculates earnings before interest, income taxes and depreciation and amortization (“EBITDA”) as earnings (GAAP net income) before interest, taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”). The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry, and the Company believes that these measures are useful to investors and analysts because they provide important supplemental information concerning its operating performance exclusive of certain non-cash items and other costs.

EBITDA and EBITDAre are not measurements of financial performance under GAAP, and the Company’s EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

Net debt represents the Company’s gross debt (defined as total debt plus deferred financing costs, net) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders. The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, both of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

Net operating income (“NOI”) and cash NOI (“Cash NOI”) are non-GAAP financial measures used by the Company to evaluate the operating performance of its real estate. NOI is equal to total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and amortization of capitalized lease incentives and above- and below-market lease-related intangibles. The Company believes NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measurements of financial performance under GAAP, and the Company’s NOI and Cash NOI may not be comparable to similarly titled measures of other companies. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

The Company reports Adjusted EBITDAre, Adjusted NOI and Adjusted Cash NOI as if all acquisition and disposition activity that took place during the relevant quarter had occurred on the first day of the quarter. The Company then annualizes these estimates for the relevant quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all properties owned as of the end of the relevant quarter. You should not unduly rely on these metrics as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates for a variety of reasons.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the relevant quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date, as well as interest on its mortgage loans receivable.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after acquisition or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after acquisition divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2018	2017	2018	2017
Revenues:
Rental revenue[1]	$25,496	$13,427	$67,119	$36,105
Interest income on loans and direct financing leases	220	65	379	230
Other revenue	26	88	75	648
Total revenues	25,742	13,580	67,573	36,983

Expenses:
Interest	6,563	6,317	23,474	15,192
General and administrative	3,529	2,336	9,872	6,612
Property expenses	494	389	1,221	1,077
Depreciation and amortization	8,763	5,154	22,842	13,241
Provision for impairment of real estate	770	857	3,526	1,436
Total expenses	20,119	15,053	60,935	37,558
Other operating income:
Gain on dispositions of real estate, net	1,455	1,974	5,100	3,736
Income from operations	7,078	501	11,738	3,161
Other income:
Interest	655	12	719	23
Income before income tax expense (benefit)	7,733	513	12,457	3,184
Income tax expense (benefit)	26	(9)	143	33
Net income	7,707	522	12,314	3,151
Net income attributable to non-controlling interests	(2,383)	—	(2,482)	—
Net income attributable to stockholders and members	$5,324	$522	$9,832	$3,151

Basic weighted-average shares outstanding	42,364,754
Basic net income per share	$0.12
Diluted weighted-average shares outstanding	61,472,675
Diluted net income per share	$0.12
Dividends declared per share	$0.22

1. Includes $0.2 million, $0.2 million, $0.9 million and $0.9 million of contingent rent (based on a percentage of the tenant's gross sales at the leased property) during the three months ended September 30, 2018 and 2017 and the nine months ended September 30, 2018 and 2017, respectively.

Essential Properties Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share, per share, unit and per unit amounts)	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$392,831	$278,985
Building and improvements	828,944	584,385
Lease incentive	2,544	2,275
Construction in progress	3,932	4,076
Intangible lease assets	64,542	62,453
Total real estate investments, at cost	1,292,793	932,174
Less: accumulated depreciation and amortization	(43,630)	(24,825)
Total real estate investments, net	1,249,163	907,349
Loans and direct financing lease receivables, net	13,049	2,725
Real estate investments held for sale, net	1,407	4,173
Net investments	1,263,619	914,247
Cash and cash equivalents	73,271	7,250
Restricted cash	809	12,180
Straight-line rent receivable, net	11,213	5,498
Prepaid expenses and other assets, net	6,048	3,045
Total assets	$1,354,960	$942,220

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$507,481	$511,646
Notes payable to related party	—	230,000
Intangible lease liabilities, net	11,885	12,321
Intangible lease liabilities held for sale, net	—	129
Dividend payable	14,068	—
Accrued liabilities and other payables	6,634	6,722
Total liabilities	540,068	760,818
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of September 30, 2018	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 43,749,092 issued and outstanding as of September 30, 2018	431	—
Additional paid-in capital	568,369	—
Distributions in excess of cumulative earnings	(4,253)	—
Members' equity:
Class A units, $1,000 per unit, 83,700 issued and outstanding as of December 31, 2017	—	86,668
Class B units, 8,550 issued, 1,610 vested and outstanding as of December 31, 2017	—	574
Class C units, $1,000 per unit, 91,450 issued and outstanding as of December 31, 2017	—	94,064
Class D Units, 3,000 issued, 600 vested and outstanding as of December 31, 2017	—	96
Total stockholders' / members' equity	564,547	181,402
Non-controlling interests	250,345	—
Total equity	814,892	181,402
Total liabilities and equity	$1,354,960	$942,220

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net income	$7,707	$522	$12,314	$3,151
Depreciation and amortization of real estate	8,762	5,153	22,839	13,239
Provision for impairment of real estate	770	857	3,526	1,436
Gain on dispositions of real estate	(1,455)	(1,974)	(5,100)	(3,736)
Funds from Operations	15,784	4,558	33,579	14,090
Adjustments:
Straight-line rental revenue, net	(2,198)	(1,116)	(5,715)	(3,076)
Non-cash interest expense	817	552	1,982	1,310
Non-cash compensation expense	1,051	182	1,398	581
Amortization of market lease-related intangibles	154	584	284	727
Amortization of capitalized lease incentives	39	34	116	101
Capitalized interest expense	(78)	(74)	(214)	(149)
Transaction costs	32	—	58	—
Adjusted Funds from Operations	$15,601	$4,720	$31,488	$13,584

Net income per share:
Basic	$0.12
Diluted	$0.12
FFO per share:
Basic	$0.25
Diluted	$0.25
AFFO per share:
Basic	$0.25
Diluted	$0.25

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended
(in thousands)	September 30, 2018
Net income	$7,707
Depreciation and amortization	8,763
Interest expense	6,563
Interest income	(655)
Income tax expense	26
EBITDA	22,404
Provision for impairment of real estate	770
Gain on dispositions of real estate	(1,455)
EBITDAre	21,719
Adjustment for current quarter acquisition and disposition activity[1]	1,650
Adjusted EBITDAre - Current Estimated Run Rate	23,369
General and administrative	3,529
Adjusted net operating income ("NOI")	26,898
Straight-line rental revenue, net[1]	(2,156)
Amortization of market lease-related intangibles	154
Amortization of capitalized lease incentives	39
Adjusted Cash NOI	$24,935

Annualized EBITDAre	$86,876
Annualized Adjusted EBITDAre	$93,476
Annualized Adjusted NOI	$107,592
Annualized Adjusted Cash NOI	$99,740

1. These adjustments are made to reflect EBITDAre, NOI and Cash NOI as if all acquisitions and dispositions of real estate investments made during the three months ended September 30, 2018 had occurred on July 1, 2018.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share amounts)	September 30, 2018
Secured debt:
Series 2016-1, Class A	$256,124
Series 2016-1, Class B	17,243
Series 2017-1, Class A	228,024
Series 2016-1, Class B	15,669
Total secured debt	517,060

Unsecured debt:
Revolving credit facility[1]	—
Total unsecured debt	—
Gross debt	517,060
Less: cash & cash equivalents	(73,271)
Less: restricted cash deposits held for the benefit of lenders	(808)
Net debt	442,981

Equity:
Preferred stock	—
Common stock & OP units (62,805,644 shares @ $14.19/share as of 9/30/18)[2]	891,212
Total equity	891,212
Total enterprise value ("TEV")	$1,334,193

Net Debt / TEV	33.2%
Net Debt / Annualized EBITDAre	5.1	x
Net Debt / Annualized Adjusted EBITDAre	4.7	x

1. The Company’s revolving credit facility provides a maximum aggregate initial original principal amount of up to $300 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

2. Common equity & units as of September 30, 2018, based on 43,749,092 common shares outstanding (including unvested restricted share awards) and 19,056,552 OP units held by non-controlling interests.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.